Exhibit 99.1

1-800-FLOWERS.COM, Inc.® Signs Definitive Agreement to Acquire PersonalizationMall.com™, a Leading Online Retailer of Personalized Products

  PersonalizationMall.com is highly complementary to the Company’s unique portfolio of leading gifting brands
  $252 million acquisition price funded primarily with cash on balance sheet
  Transaction is expected to be accretive to earnings and cash flow in the Company’s fiscal 2021 year

CARLE PLACE, N.Y.--(BUSINESS WIRE)--February 18, 2020--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS) (the “Company”), a leading provider of gifts designed to help customers express, connect and celebrate, today announced the signing of a definitive agreement to acquire PersonalizationMall.com, a leading online retailer of personalized products that offers thousands of products available with a broad range of innovative personalization options.

Chris McCann, CEO 1-800-FLOWERS.COM, Inc., said, “PersonalizationMall’s extensive product offering and industry-leading personalization capabilities will be an excellent addition to our growing family of popular gifting brands. The broad assortment of customizable products and processes that have made PersonalizationMall.com a premier provider of keepsake items will help us further our company’s vision to inspire more human expression, connection and celebration while enhancing our position as the leading one-stop destination for all our customers’ celebratory and gifting occasions.”

McCann noted that PersonalizationMall.com has achieved steady financial growth for the past several years, with revenues reaching more than $150 million in its most recent year. “We expect PersonalizationMall.com to be accretive to our top and bottom-line results in fiscal 2021,” he said.

The acquisition, for $252.0 million in cash (subject to certain working capital and other adjustments), includes the PersonalizationMall.com website and its new, state-of-the-art 360,000 square foot production and distribution facility in Bolingbrook, Illinois. PersonalizationMall.com will become a wholly owned subsidiary of 1-800-FLOWERS.COM, Inc.

The Company plans to finance the transaction with a combination of cash on its balance sheet and use of its existing credit facility.

The acquisition will provide 1-800-FLOWERS.COM, Inc. with several complementary and leverageable assets, including:

  A newly renovated 360,000 square foot state-of-the-art production and distribution facility;
  A large customer database, consisting of both consumers and corporate accounts;
  A purpose-built, website and mobile platform with significant and growing customer traffic and;
  An innovative and motivated product development, sourcing, merchandising and marketing team.

PersonalizationMall.com’s extensive product offering includes a wide variety of personalization processes including sublimation, embroidery, digital printing, engraving and sandblasting. PersonalizationMall.com provides an industry-leading customer experience based on a fully integrated business platform that includes a highly automated personalization process and rapid order fulfillment.

The closing of the acquisition is subject to the satisfaction of customary closing conditions, including regulatory approval. Citigroup Global Markets, Inc. is serving as exclusive financial advisor and Cahill Gordon, Reindel LLP is serving as legal counsel to 1-800-FLOWERS.COM, Inc. Goldman Sachs & Co. LLC is serving as financial advisor and Proskauer Rose LLP is serving as legal counsel to Bed Bath & Beyond Inc., the current owner of Personalization Mall.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s Celebrations Ecosystem features our all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery℠, Personalization Universe®, Simply Chocolate®, and Goodsey®. We also offer top-quality steaks and chops from Stock Yards®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral wire service providing a broad-range of products and services designed to help professional florists grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized as the 2019 Mid-Market Company of the Year by CEO Connection. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

FLWS-CP

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to close on its planned acquisition of PersonalizationMall.com; its ability to successfully integrate the acquired businesses and assets; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Contacts

Investors:
Joseph D. Pititto
(516) 237-6131
E-mail: invest@1800flowers.com

Media:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com